UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2019 (September 30, 2019)

Oaktree Capital Group, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35500	26-0174894
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South Grand Avenue, 28th Floor Los Angeles, California		90071
(Address of principal executive offices)		(Zip Code)

(213) 830-6300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A units representing limited liability company interests	OAK	New York Stock Exchange
6.625% Series A preferred units	OAK-A	New York Stock Exchange
6.550% Series B preferred units	OAK-B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

This Current Report on Form 8-K is being filed in connection with the closing (the “Closing”) on September 30, 2019 (the “Closing Date”) of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 13, 2019, by and among Oaktree Capital Group, LLC, a Delaware limited liability company (“Oaktree”), Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Brookfield”), Berlin Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) and wholly-owned subsidiary of Brookfield, Oslo Holdings LLC, a Delaware limited liability company (“SellerCo”) and wholly-owned subsidiary of Oaktree Capital Group Holdings, L.P. (“OCGH”), and Oslo Holdings Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Oaktree (“Seller MergerCo”). Pursuant to the terms and conditions set forth in the Merger Agreement, on the Closing Date, (i) Merger Sub merged with and into Oaktree (the “Merger”), with Oaktree continuing as the surviving entity, and (ii) immediately following the Merger, SellerCo merged with and into Seller MergerCo (the “Subsequent Merger” and together with the Merger, the “Mergers”), with Seller MergerCo continuing as the surviving entity.

Item 1.01	Entry into a Material Definitive Agreement.

Exchange Agreement

At the Closing, Oaktree entered into a Third Amended and Restated Exchange Agreement that will, among other things, allow limited partners of OCGH to exchange (“Exchanges”) certain limited partnership units in OCGH (“OCGH Units”) that have vested for cash, Brookfield Class A Shares, notes issued by a Brookfield subsidiary or equity interests in a subsidiary of OCGH that will entitle such limited partners to the proceeds from a note. Either of such notes will have a three-year maturity and will accrue interest at the then-current 5-year treasury note rate plus 3%. Only Converted Class A Units (as defined in Item 2.01 below), OCGH Units issued and outstanding at the time of the closing of the Mergers, OCGH Units issued after the closing of the Mergers pursuant to agreements in effect on March 13, 2019, OCGH Units issuable upon vesting of certain phantom equity awards (“Phantom Units”) and other OCGH Units consented-to by Brookfield will be, when vested, eligible to participate in an Exchange. The form of the consideration in an Exchange is generally in the discretion of Brookfield, subject to certain limitations.

In general, OCGH limited partners will be entitled to provide an election notice to participate in an Exchange with respect to eligible vested OCGH Units during the first 60 calendar days of each year beginning January 1, 2022 (an “Open Period”). However, holders of Converted Class A Units and Phantom Units will be eligible to provide an election notice with respect to their vested units beginning as early as 2020 and each year thereafter subject to certain limitations. Each Exchange will thereafter be consummated within the first 155 days of such calendar year, subject to extension in certain circumstances.

Valuation

Except as described below, each OCGH Unit will be valued (i) by applying a 13.5x multiple to the trailing three-year average (or two-year average for Exchanges in 2022) of fee-related earnings less stock-based compensation at grant value and excluding depreciation and amortization and a 6.75x multiple to the trailing three-year average of net incentives created, and (ii) adding 100% of the value of net cash (defined as cash less the face value of debt and preferred stock, other than certain preferred stock issued in connection with certain Exchanges), 100% of the value of corporate investments and 75% of fund-level net accrued incentives as of December 31 of the prior year, in each case subject to certain adjustments. Amounts received in respect of each OCGH Unit will be reduced by the amount of any non-tax related distributions received in the calendar year in which the Exchange occurs, but increased by an amount accruing daily from January 1 of such year to the date of the closing of the Exchange at a rate per annum equal to the 5-year treasury note rate as of December 31 of the prior year plus 3%. However, in 2020 and 2021, Converted Class A Units and Phantom Units will be valued at $49.00 per unit, less the amount of any capital distributions received upon vesting. Thereafter any such Converted Class A Units and Phantom Units will be valued using the same methodology applied to all other OCGH Units.

Annual Limits

Exchanges of OCGH Units, other than Converted Class A Units and Phantom Units, will be subject to certain annual caps and limitations as follows:

•	Messrs. Howard Marks, Bruce Karsh, Jay Wintrob, John Frank, Sheldon Stone, Richard Masson and Larry Keele can, for the Open Period beginning in 2022, exchange up to 20% of the OCGH Units held by them at the closing of the Mergers (or issued pursuant to agreements in place on March 19, 2019, or as agreed to by Brookfield). For each year thereafter, they will be able to exchange an additional 20% of such OCGH Units (subject to yearly caps and inclusive of any prior exchanges), such that they will be entitled to exchange 100% of their OCGH Units beginning during the Open Period in 2026 (subject to yearly caps and inclusive of any prior exchanges).

•	Current employees other than those included in the group named in the preceding bullet can, for the Open Period beginning in 2022, sell up to 12.5% of the OCGH Units held by them at the closing (or issued pursuant to agreements in place on March 13, 2019, or as agreed to by Brookfield). For each year thereafter, they will be able to exchange an additional 12.5% of such OCGH Units (subject to yearly caps and inclusive of any prior exchanges) so long as they are employed by Oaktree or its subsidiaries at the time of the exchange. They will be entitled to exchange 100% of their OCGH Units beginning during the Open Period in 2029 (subject to yearly caps). It is currently expected that former employees will sell on a fixed schedule of 12.5% of their OCGH Units each Open Period from 2022 to 2029. It is also currently expected that current employees who cease to be employed by Oaktree or its subsidiaries will, for Open Periods after their departure, sell their remaining OCGH Units (excepting any unvested OCGH Units forfeited in connection with their departure) pro rata over the remaining Open Periods up to and including the Open Period in 2029.

•	Brookfield is not obligated to permit Exchanges that, in the aggregate together with Exchanges requested by all other OCGH limited partners, exceed certain maximum amounts per year. These maximum amounts are: 20% of the exchangeable OCGH Units in calendar year 2022, 25% in 2023, 30% in 2024, and 35% in 2025 and each year thereafter.

•	In the event that OCGH limited partners wish to sell or exchange units in excess of the maximum amount for a given year, OCGH will reallocate the exchangeable units among the OCGH limited partners in its sole discretion so that the amount exchanged does not exceed the maximum amount for such year.

With respect to Exchanges of Converted Class A Units and Phantom Units, OCGH limited partners will not be entitled to exchange such units to the extent the aggregate exchange consideration payable in respect thereof, in any given Exchange, would exceed an amount equal to (i) the amount of exchange consideration that would have been payable in respect of Converted Class A Units and Phantom Units that were eligible for participation in the applicable Open Period in accordance with their original vesting schedule as of the date the notice for such Exchange was delivered plus (ii) $20 million; and in the event that OCGH limited partners deliver election notices that would result in such excess, OCGH will reallocate such units among the OCGH limited partners in its sole discretion.

In the event that OCGH limited partners would, following an Exchange, beneficially own less than 1% of the equity of the Oaktree Operating Group (as defined in the operating agreement of Oaktree, as amended from time to time), Brookfield can require that all remaining OCGH Units be exchanged on 36-months’ notice. In addition, following the 8th anniversary of the Closing Date, Brookfield can discontinue the Exchange rights on 36-months’ notice. In the event that OCGH limited partners would, following the final Exchange pursuant to a discontinuation notice, beneficially own less than 5% of the equity of the Oaktree Operating Group, Brookfield can require that all remaining OCGH Units be exchanged in such final Exchange. As a result of the foregoing, the earliest the exchange rights can be terminated is the 11th anniversary of the Closing Date. Following the delivery of a discontinuation notice, the caps and limits set forth above will cease to be in effect.

On each of the first, second and third anniversaries of the Closing Date, Brookfield will pay $66 million in the aggregate to the OCGH limited partners in consideration for certain tax benefits to be delivered upon the exchange of OCGH Units on the Closing Date and for future exchanges of OCGH Units following the Closing Date, which will be allocated among OCGH’s limited partners as set forth in the Exchange Agreement.

Tax Receivable Agreement

At the Closing, Oaktree entered into a Third Amended and Restated Tax Receivable Agreement (the “TRA Amendment”), which amends and restates the Second Amended and Restated Tax Receivable Agreement, dated as of March 29, 2012, by and among Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P., Oaktree AIF Investments, L.P. and the other parties from time to time party thereto (the “Original TRA”). It is a condition to an OCGH limited partner’s participation in an Exchange that such person agree to the terms of the TRA Amendment.

Pursuant to the TRA Amendment, the Original TRA no longer applies and no Tax Benefit Payments (as defined in the Original TRA) will be made with respect to any exchanges of OCGH Units that occur on or after March 13, 2019. With respect to any exchanges of OCGH Units that occurred prior to March 13, 2019, the TRA Amendment provides that Tax Benefit Payments (as defined in the Original TRA) will continue to be made with respect to such exchanges in accordance with the Original TRA (as amended in certain respects, including that such payments will be calculated without taking into account any tax attributes of Brookfield).

Restructuring Agreement

At the Closing, Oaktree and certain other entities entered into a Restructuring Agreement pursuant to which, effective as of October 1, 2019, Oaktree’s direct and indirect ownership of general partner and limited partner interests in certain Oaktree Operating Group entities were transferred (the “Restructuring”) to newly-formed, indirect subsidiaries of Brookfield. As a result, as of October 1, 2019, while Oaktree’s consolidated financial statements will continue to reflect its indirect economic interest in Oaktree Capital I, L.P. and Oaktree Capital Management (Cayman), L.P., such financial statements will no longer include economic interests in Oaktree Capital II, L.P., Oaktree Investment Holdings, L.P., Oaktree Capital Management, L.P. and Oaktree AIF Investments, L.P.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

At the effective time of the Merger (the “Effective Time”), each Class A Unit of Oaktree (“Class A Unit”) (other than unvested Class A Units and units owned by Oaktree or Merger Sub), issued and outstanding immediately prior to the Effective Time, at the election (or deemed election) of the holder, was converted (subject to pro-rations as described below) into the right to receive either $49.00 in cash (the “Cash Consideration”) or 1.0770 Class A Limited Voting Shares of Brookfield (“Brookfield Class A Shares”), together with any dividends or distributions thereon payable in accordance with the Merger Agreement (the “Share Consideration” and together with the Cash Consideration, the “Merger Consideration”), without interest. Oaktree Class A unitholders’ and OCGH unitholders’ elections were made on a per unit basis and subject to pro-ration such that the total consideration paid by Brookfield was 50% cash and 50% Brookfield Class A Shares. At the effective time of the Subsequent Merger (the “Subsequent Effective Time”), each unit of equity interest in SellerCo (a “SellerCo Unit”), at the election (or deemed election) of the holder, was converted into the right to receive either Cash Consideration or Share Consideration. Based on the elections made (or deemed to have been made), the Share Consideration was oversubscribed and former holders of Class A Units and participating OCGH units who elected (or were deemed to have elected) to receive Share Consideration with respect to all or a portion of their units will instead receive approximately 0.6173 Limited Voting Shares of Brookfield and $20.92 in cash with respect to each such unit.

Prior to the Effective Time, the institutional limited partners of OCGH exchanged 100% of their OCGH Units for SellerCo Units on a one-for-one basis. Each other OCGH limited partner exchanged 20% of such limited partner’s OCGH Units for SellerCo Units on a one-for-one basis. As a result, immediately prior to the Effective Time, the holders of SellerCo Units consisted solely of those holders of former OCGH Units that were exchanged for SellerCo Units.

At the Effective Time, each unvested Class A Unit held by current, or in certain cases former, employees, officers and directors of Oaktree and its subsidiaries was converted into one unvested OCGH Unit (each, a “Converted Class A Unit”) and will thereafter be subject to the terms and conditions of the OCGH limited partnership agreement. The Converted Class A Units will (i) be subject to the same vesting terms that were applicable to such units prior to the Effective Time, (ii) be entitled to receive ongoing distributions in respect of earnings, but not capital distributions and (iii) upon vesting, receive the accumulated value of capital distributions that accrued while such units were unvested. No unvested Class A Units or Converted Class A Units vested in connection with the Mergers.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.01.

On the Closing Date, Oaktree notified the New York Stock Exchange (“NYSE”) that the Merger had been completed and requested that the NYSE (i) suspend trading of the Class A Units on the NYSE, (ii) withdraw the Class A Units from listing on the NYSE prior to the open of trading on September 30, 2019, and (iii) file with the Securities and Exchange Commission (the “SEC”) a notification of removal from listing on Form 25 to delist the Class A Units from the NYSE and deregister the Class A Units under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Class A Units will no longer be listed on the NYSE.

Oaktree intends to file a Form 15 with the SEC terminating the registration of the Class A Units under Section 12(g) of the Exchange Act. Neither Oaktree’s Series A Preferred Units nor Series B Preferred Units (both of which are listed on NYSE) will be affected by the Mergers, and Oaktree currently expects to continue to be subject to the reporting obligations under Section 15(d) of the Exchange Act in respect of such preferred units.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Items 2.01, 3.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth above under Items 2.01 and 5.03 of this Current Report on Form 8-K are incorporated by reference into this Item 5.02.

In connection with the consummation of the Mergers, Messrs. Robert Denham, Larry Keele and Wayne Pierson each resigned from the Board of Directors (the “Board”) of Oaktree, including all committees of the Board, effective as of September 30, 2019. These resignations were not as a result of any disagreements between Oaktree and the resigning directors on any matters relating to Oaktree’s operations, policies or practices.

Also in connection with the consummation of the Mergers, as agreed between OCGH and Brookfield and specified in the Fifth Amended and Restated Operating Agreement of Oaktree, Messrs. J. Bruce Flatt and Justin B. Beber were appointed as members of the Board effective as of October 1, 2019. One of Messrs. Flatt and Beber will serve on each committee of the Board other than the audit committee.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth above under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Effective as of October 1, 2019, the Fourth Amended and Restated Operating Agreement of Oaktree was amended and restated (as amended, the “New Operating Agreement”) to provide for, among other things, certain governance rights to be held by OCGH and Brookfield following the closing of the Mergers.

The New Operating Agreement includes certain agreed-upon governance provisions that will be applicable during the “Initial Period”, and other provisions applicable thereafter. The “Initial Period” is the period of time ending no earlier than the third business day following, at Brookfield’s election, the earliest to occur of (a) Howard Marks and Bruce Karsh collectively ceasing to beneficially own at least 42% of the equity in the Oaktree Operating Group that they beneficially owned immediately after the closing of the Mergers (which amount is deemed to include any charitable donations they made prior to the closing of the Mergers), (b) Howard Marks and Bruce Karsh both ceasing to be actively and substantially involved in the oversight of the day-to-day affairs of the Oaktree Operating Group’s business, in each case for a period of at least 90 consecutive days or an aggregate of 180 calendar days in any 360-day period, except as a result of incapacitation, (c) the incapacitation of both Howard Marks and Bruce Karsh, (d) either Howard Marks or Bruce Karsh becoming incapacitated, and the other ceasing to be actively and substantially involved in the oversight of the day-to-day affairs of the business of the Oaktree Operating Group for a period of at least 90 consecutive days or an aggregate of 180 calendar days in any 360-day period, except as a result of incapacitation, and (e) the seventh anniversary of the Closing Date.

The New Operating Agreement also provides that, during the Initial Period, the Board will be comprised of no less than five individuals and, without Brookfield’s consent, no more than 10 individuals, with two selected by OCGH and two selected by Brookfield. The remaining directors will be nominated by OCGH and be subject to joint written appointment by each of OCGH and Brookfield. Immediately following the closing of the Mergers, the Board will consist of ten individuals.

Pursuant to the Merger Agreement, the initial post-closing Board consists of:

•	OCGH Directors: Howard Marks and Bruce Karsh

•	Brookfield Directors: Bruce Flatt and Justin Beber

•	Joint Directors: John Frank, Steve Gilbert, Richard Masson, Sheldon Stone, Marna Whittington and Jay Wintrob

With respect to the period following the Initial Period, the New Operating Agreement provides that, as long as the holders of OCGH Units on the Closing Date and certain related parties and certain permitted transferees (the “Permitted OCGH Holders”) continue to beneficially own at least 15% of the equity in the Oaktree Operating Group beneficially owned by them immediately after the closing of the Mergers, then OCGH will be entitled to appoint a number of directors equal to the greater of (i) a number of directors proportionate to such equity ownership and (ii) two directors. Otherwise, for so long as the Permitted OCGH Holders continue to beneficially own at least 5% (but less than 15%) of the equity of the Oaktree Operating Group beneficially owned by them immediately after the closing of the Mergers, OCGH will be entitled to appoint one director. Brookfield will appoint the remaining directors to the Board.

Voting and Approval Rights

During the Initial Period, Class A Units will have 1 vote per unit and Class B Units will have 10 votes per unit on all matters to be submitted to a vote of the Oaktree members. Immediately following the closing of the Mergers, OCGH possesses approximately 85% of the membership vote in Oaktree. After the Initial Period, Class A Units and Class B Units will each have 1 vote.

During the Initial Period, subject to certain exceptions, Brookfield’s approval will be required in order for Oaktree or the Oaktree Operating Group to take certain actions, including, among others, (i) engaging in Material (as defined below) mergers, joint ventures, partnerships, business combinations or sales or acquisitions of assets, (ii) issuing, amending the terms of, redeeming or repurchasing equity securities of Oaktree or any member of the Oaktree Operating Group, (iii) materially changing any accounting or tax policy, (iv) changing the organizational documents of Oaktree or any member of the Oaktree Operating Group under certain circumstances, (v) entering into, terminating or materially amending Material contracts, (vi) making Material capital expenditures, (vii) entering into any Material business or line of business different than Oaktree’s business at it exists on the Closing Date, discontinuing any Material business, or otherwise fundamentally changing the nature of the Oaktree business as it exists on the Closing Date, (viii) engaging in affiliate transactions, (ix) commencing or settling Material litigation, (x) commencing any voluntary proceeding in respect of Oaktree or any of its subsidiaries seeking liquidation, reorganization, dissolution or bankruptcy, and (xi) incurring, amending or guaranteeing Material indebtedness, subject to certain exceptions. For this purpose, “Material” generally means, subject to certain exceptions, a transaction, event, circumstance, action or development that would have an impact of more than $250 million on the assets or liabilities of the Oaktree Operating Group or $40 million on the annual net revenues or annual expenses of the Oaktree Operating Group.

After the Initial Period, so long as the Permitted OCGH Holders continue to beneficially own at least 10% (the “Minimum Threshold”) of the equity in the Oaktree Operating Group owned by them immediately after the closing of the Mergers, subject to certain exceptions, OCGH’s approval will generally be required to take certain of the actions that, as described above, would require Brookfield’s consent during the Initial Period. The Minimum Threshold is 5% in respect of disproportionately dilutive equity issuances and 1% in respect of affiliate transactions that are not on arms’ length terms. In addition, Brookfield cannot remove without cause either Howard Marks or Bruce Karsh so long as they collectively beneficially own at least 25% of the equity in the Oaktree Operating Group owned by them immediately after the closing of the Mergers, other than as a result of incapacitation.

Joint-Product Development Committee

The New Operating Agreement provides for the creation of a joint-product development committee, subject to applicable regulatory requirements, to be comprised of representatives of each of OCGH and Brookfield for the purpose of identifying and advancing benefits of the partnership between each other. Each of OCGH and Brookfield has also committed to work in good faith to identify and advance benefits of the transaction to the extent consistent with the Oaktree business and based on the core competencies of the respective platforms of each of OCGH and Brookfield.

Item 7.01	Regulation FD Disclosure.

On the Closing Date, Oaktree and Brookfield issued a joint press release announcing the completion of the Mergers. A copy of the press release is furnished as Exhibit 99.1 hereto. Such press release shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(b) Pro forma Financial Information.

The following unaudited pro forma condensed consolidated financial information after giving effect to the Restructuring is filed as Exhibit 99.2:

•	Unaudited pro forma condensed consolidated statement of financial condition of Oaktree as of June 30, 2019.

•	Unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2019 and for the year ended December 31, 2018.

(d) Exhibits

Exhibit No.	Description

3.1	Fifth Amended and Restated Operating Agreement of Oaktree Capital Group, LLC, dated as of September 30, 2019 and effective as of October 1, 2019

99.1	Joint Press Release, dated September 30, 2019

99.2	Unaudited pro forma condensed consolidated financial information of Oaktree

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2019	OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jay Wintrob
Name:	Jay Wintrob
Title:	Chief Executive Officer